UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 21, 2005

Wachovia Corporation

(Exact Name of Registrant as Specified in Its Charter)

North Carolina

(State or Other Jurisdiction of Incorporation)

1-10000	56-0898180
(Commission File Number)	(IRS Employer Identification No.)

One Wachovia Center Charlotte, North Carolina	28288-0013
(Address of Principal Executive Offices)	(Zip Code)

(704) 374-6565

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 21, 2005, the Wachovia Corporation (“Wachovia”) board of directors approved an increase in compensation payable to non-employee members of the Wachovia board. The increase will become effective on August 1, 2005. The increase in compensation is as follows: (1) the quarterly cash retainer paid to non-employee directors will increase to $17,500 per quarter, from $15,000 per quarter; (2) the quarterly contribution to each non-employee director’s common stock equivalent deferred account under Wachovia’s Deferred Compensation Plan for Non-Employee directors will increase to $37,500 per quarter, from $32,500 per quarter; (3) the quarterly fee payable to the Chair of each board committee (except as noted in (4) below) will increase to $3,750 per quarter, from $2,500 per quarter; (4) the quarterly fee payable to the Chair of the Audit Committee of the Wachovia board will increase to $6,250 per quarter, from $5,000 per quarter; and (5) the Lead Independent Director of the Wachovia board will receive a quarterly fee of $6,250 per quarter. The increase in compensation follows the recommendation of independent compensation consultants based on an analysis of the compensation paid to directors of industry peers and competitive practices, and reflects the increased responsibilities of board membership following the adoption of the Sarbanes-Oxley Act of 2002, new Securities and Exchange Commission regulations and additional New York Stock Exchange listing standards. The last increase in board compensation was effective January 1, 2004. Under Wachovia’s Deferred Compensation Plan for Non-Employee Directors, directors who are not Wachovia employees may defer payment of all or any part of their directors’ fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WACHOVIA CORPORATION

Date: June 22, 2005	By:	/s/ Robert P. Kelly
	Name:	Robert P. Kelly
	Title:	Senior Executive Vice President and Chief Financial Officer